Exhibit 10.1

LICENSE AGREEMENT

This Agreement is effective as of the 28th day of September, 2009 (the “Effective Date”) by and between Bio Holding, Inc., a corporation organized and existing under the laws of the State of North Carolina and having a business address at 1302 Nash Street N, Wilson, North Carolina 27893-2364 (“BIO HOLDING”) and Omni Bio Pharmaceutical, Inc., a corporation organized and existing under the laws of the State of Colorado, and having a business address at 5350 South Roslyn Street, Suite 400, Greenwood Village, Colorado 80111 (“OMNI”).

Whereas BIO HOLDING owns various proprietary and intellectual property rights including those pertaining to treatment of various clinical conditions such as, but not limited to, diabetes in respect to which it is prepared to grant the licenses provided for herein to OMNI; and

Whereas OMNI wishes to acquire licenses under and to obtain access to BIO HOLDING’s proprietary and intellectual property rights for treatment of diabetes;

Now therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree to the following terms and conditions.

ARTICLE I
GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

“AGREEMENT” means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

“CONFIDENTIAL INFORMATION” means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

“TERRITORY” means worldwide.

“EXCLUDED FIELD OF USE” means any purposes other than treatment that is related directly to treatment of diabetes.  EXCLUDED FIELD OF USE includes treatments of any clinical conditions that is not directly related to diabetes such as, but not limited to, treatment of any complications or secondary clinical conditions associated with diabetes, other than those uses which may be complications or secondary clinical conditions that were previously licensed to Omni by agreements between the Regents of University of Colorado and APRO Pharmaceutical or MaxCure (now “OMNI”) relating to Executed License Agreements (attached as Exhibit A) hereinafter referred to as “OMNI’s Secondary Clinical Conditions.”

“FIELD OF USE” means solely for treatment of diabetes.  FIELD OF USE does not include treatment of any complications or secondary clinical conditions related to diabetes, other  than OMNI’s Secondary Clinical Conditions.

“GROSS REVENUE” means the total gross revenue derived by OMNI related to selling or use of LICENSED PRODUCTS in the FIELD OF USE and the total gross revenue derived by OMNI by sub-licensing the LICENSED TECHNOLOGY in the FIELD OF USE within the TERRITORY in an arm’s length transaction.  A LICENSED PRODUCTS and/or LICENSED TECHNOLOGY shall be considered sold hereunder when invoiced or, if not invoiced, when performed, when paid for, or when a sub-license is executed.  Where LICENSED PRODUCTS and/or LICENSED TECHNOLOGY are not sold, but are otherwise disposed of, the GROSS REVENUE of such LICENSED PRODUCTS and/or LICENSED TECHNOLOGY for the purposes of computing royalties shall be the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by OMNI or the sub-licensing price at which technologies of similar nature and scope are currently being offered for sub-licensing by OMNI or those within the pharmaceutical industry.  Where such LICENSED PRODUCTS are not currently offered for sale by OMNI, the GROSS REVENUE of such LICENSED PRODUCTS for the purposes of computing royalties shall be the average selling price at which products of similar kind and quality, sold in similar quantities, are currently being sold or offered for sale by others.  Where such LICENSED TECHNOLOGY is not currently offered for sub-licensing by OMNI, the GROSS REVENUE of such LICENSED TECHNOLOGY for the purposes of computing royalties shall be the average sub-licensing price at which technology of similar kind are currently being licensed or offered for license by others.

“TERM” means the last expiration date of the LICENSED PATENTS, except as otherwise provided in Article VI.

BIO HOLDING and OMNI are hereunder commonly referred to as “Parties” (in singular and plural usage, as required by the context).

“LICENSED PATENT(S)” means valid U.S. and any corresponding foreign patents and patent applications listed in Exhibit “B” attached to this AGREEMENT as well as all future valid patents and patent applications which are developed or generated by BIO HOLDING that are directed to FIELD OF USE.  As used herein, the term “valid patent” refers to issued patents which have not been subject to a decision by a court of competent jurisdiction declaring such patent invalid and from which no appeal has been taken.

“BIO HOLDING Technology” shall mean all Technology now or hereafter owned by, legally in the possession of, or developed by BIO HOLDING, which BIO HOLDING has the right to license, including, but not necessarily limited to, the LICENSED PATENTS, all know-how; trade secrets; inventions (conceived of or reduced to practice, whether patented or not); developments; all foreign and domestic patents and patent applications; and improvements and modifications; including, without limitations, methods, processes; compositions; formulations; characterization information; engineering, design and production information; and product compositions.

“LICENSED TECHNOLOGY” shall mean BIO HOLDING Technology that relate directly to FIELD OF USE.

“LICENSED PRODUCTS” shall mean a treatment of a patient with AAT or AAT derivative or any material, compositions, or other matter which is the subject of the LICENSED PATENT.

“LICENSE” shall mean the exclusive license granted by BIO HOLDING to OMNI, as described in Article II.

ARTICLE II
GRANT TO OMNI

2.1
Grant.  Subject to the terms and conditions of this AGREEMENT, BIO HOLDING hereby grants and agrees to grant to OMNI, during the TERM of this AGREEMENT, an exclusive, non-assignable, LICENSE under the LICENSED PATENTS (i) to practice, perform, make, have made, use, sell, import, and offer to sell LICENSED PRODUCTS solely for the FIELD OF USE within the TERRITORY; and (ii) to sub-license the LICENSED TECHNOLOGY to a third party (with prior written approval by BIO HOLDING, which will not be unreasonably withheld) solely for the FIELD OF USE within the TERRITORY.

2.2
No Rights to Transfer License.  The rights and licenses granted by BIO HOLDING in this AGREEMENT are personal to OMNI.  OMNI shall not assign or otherwise transfer any license or right granted hereunder or any interest therein, without the prior written consent of BIO HOLDING (which may be withheld in BIO HOLDING’s sole and absolute discretion).  Any attempted assignment or transfer without such prior written consent shall be void and shall automatically terminate all rights of OMNI under this AGREEMENT.

2.3
Sublicensing.  Upon prior written approval by BIO HOLDING, such approval not to be unreasonably withheld, OMNI may sublicense to one or more third parties, the rights granted in Section 2.1 subject to the following limitations:

a.	OMNI agrees that any sublicenses granted by it shall impose restrictions and conditions upon sublicensees equivalent in scope to those imposed upon OMNI;
b.
OMNI agrees that, in the event BIO HOLDING terminates this Agreement pursuant to section 6.2 or 6.3, any sublicenses granted, in BIO HOLDING's sole discretion, shall be directly enforceable by BIO HOLDING;

c.	OMNI agrees that any sublicenses granted shall adequately protect BIO HOLDING's security and property interest in BIO HOLDING's Intellectual Property Rights; and
d.
Any sublicenses granted by OMNI shall provide only for cash consideration from sublicensees unless BIO HOLDING has expressly consented otherwise in writing in advance.   Any sublicenses made in other than arm’s-length transactions, the value of the transaction attributed under this Section to such a transaction shall be that which would have been received in an arm’s-length transaction, based on a like transaction at that time.

For purposes of this Agreement, the term “sublicense” shall mean the license by OMNI to a third party of all or a portion of the LICENSED TECHNOLOGY licensed to it by BIO HOLDING hereunder in consideration of payments from such sublicensee to OMNI, and shall not include OMNI’s engagement of or joint venture with subcontractors to perform various services for OMNI in connection with its development of the LICENSED PRODUCTS and LICENSED TECHNOLOGY, including, but not limited to, laboratory work, pre-clinical and clinical testing, assistance with the regulatory approval process, manufacturing, marketing and other similar product development services provided that such services are for the sole benefit of OMNI and such third party does not have any independent rights to use LICENSED TECHNOLOGY.  OMNI agrees to assume all obligations for protecting the BIO HOLDING’s Intellectual Property rights in any such joint venture work consistent with the terms of this Agreement.

2.4	Copy of Sublicense. OMNI agrees to forward to BIO HOLDING a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.

ARTICLE III
REPORTS AND CONSIDERATION

3.1
License Fees.  As partial consideration for the licenses granted by this AGREEMENT, OMNI shall pay BIO HOLDING twenty-five thousand dollars ($25,000.00) within sixty (60) days of the Execution of this Agreement, of which fifteen thousand dollars ($15,000.00) represents a partial payment of BIO HOLDING’s patent prosecution cost for the Diabetes Patent and ten thousand dollars ($10,000.00) for scientific patent development work performed by Dr. Leland Shapiro for the diabetes patent application.  In addition, within 30 days of the Execution Date of this Agreement, OMNI shall issue to Mr. William L. Israel, Jr. of BIO HOLDING warrants to purchase six hundred fifty thousand (650,000) shares of Omni stock at an exercise price of $3.00 a share.  The warrants shall have an expiration date of September 28, 2014. The warrants will contain a customary cashless exercise provision. The warrants shall be issued to Mr. William L. Israel, Jr. only if he executes and delivers a subscription agreement for the warrants in customary form, including a representation that his individual net worth, or joint net worth with his spouse, presently exceeds $1,000,000, and provisions regarding the restricted nature of the warrants and underlying shares, and a lock-up agreement that will restrict the sale or transfer of the underlying shares until March 31, 2011.

3.2
Sponsored Research Agreement  OMNI shall execute within thirty (30) days of the Execution of this Agreement a sponsored research agreement for the total of eighty-eight thousand dollars ($88,000.00) with the University of Colorado for the benefit of Dr. Leland Shapiro’s laboratory.

3.3	Royalty. As additional consideration for the rights and licenses granted by this AGREEMENT OMNI agrees to pay to BIO HOLDING royalties as follows:

(a)	Royalty from Direct Sales by OMNI

OMNI agrees to pay to BIO HOLDING a royalty of four percent (4%) of GROSS REVENUE derived from selling or use of the LICENSED PRODUCTS in the FIELD OF USE, excepting therefrom REVENUE derived from selling or use of the LICENSED PRODUCTS in the FIELD OF USE which are the subjects of  OMNI’s Secondary Clinical Conditions.  Such royalties shall begin to accrue on the EFFECTIVE DATE and continue for the TERM of this AGREEMENT.  All royalty payments payable pursuant to this AGREEMENT shall be payable to BIO HOLDING on a quarterly basis.  Royalty payments must be made within thirty days after the end of the quarter in which the royalty payment becomes due.  OMNI shall keep accurate and correct records which are appropriate for the determination of royalty payments due BIO HOLDING and shall report the amount of royalty payments due BIO HOLDING on a quarterly basis within thirty days after the end of the quarter.  Concurrently with the royalty, OMNI shall provide a written report to BIO HOLDING, stating the quantity, description, and selling price of all LICENSED PRODUCTS sold or otherwise disposed of and any GROSS REVENUE derived from sub-licensing of the LICENSED TECHNOLOGY during the applicable quarter period.

(b)	Royalties from Sub-Licensing
OMNI agrees to pay to BIO HOLDING a royalty of thirty percent (30%) of GROSS REVENUE derived from all sublicensing of LICENSED TECHNOLOGY in the FIELD OF USE.

3.4	Interest. OMNI agrees to pay interest of ten percent (10%) per year or the maximum rate allowed by law, whichever is less, on royalties payable but not paid to BIO HOLDING when due.

3.5
Currency.  All fees payable hereunder by OMNI shall be made in United States Dollars (USD) and are payable to BIO HOLDING, or BIO HOLDING’s successors, heirs or assigns, as appropriate. If applicable, when calculating the fees payable hereunder, the exchange rate to be used shall be the average of the USD exchange rate for the final ten (10) business days of the applicable twelve (12) month period, published in (i) the Financial Times; or (if not available) (ii) the New York Times; or (if not available) (iii) the Wall Street Journal.

3.6
Records.  OMNI agrees to maintain true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the royalties payable hereunder. Furthermore, OMNI agrees to allow such records, files, and books of account to be audited from time to time, but no more frequent than once yearly, during normal business hours to the extent necessary to verify the written reports required by Article 3.3, such audit to be made at the expense of BIO HOLDING by any auditor appointed by BIO HOLDING who shall be reasonably acceptable to OMNI, or by an independent chartered accountant appointed by BIO HOLDING for the purpose of establishing the correctness of the royalties paid or payable by OMNI under this AGREEMENT. The auditor or accountant shall be obliged to maintain as confidential any and all information discovered during such audit, but may disclose to BIO HOLDING whether the royalties paid or payable hereunder are correct or not, and the deviation from the correct sum, if any.  OMNI agrees to pay promptly any amount found due to BIO HOLDING by such audit including interest according to Article 3.5 and BIO HOLDING agrees to credit against future royalties due from OMNI any overpayment, which may be found or, if no future royalties will reasonably be due, repay an amount equal to such overpayment.  The costs of any audit hereunder shall be borne by BIO HOLDING unless the audit reveals the failure of OMNI to provide BIO HOLDING with correct statement of sales performed. In the latter case, OMNI shall pay the entire costs of the audit if the statement of GROSS REVENUE is in error of five percent (5%) or more of the amounts due to BIO HOLDING and shall pay one-half (1/2) of the costs of the audit if the statement of GROSS REVENUE is in error of two percent (2%) or more but less than five percent (5%).

3.7	Material Breach. Breach of any provision of Articles 3.1, 3.2, 3.3, 3.5, 3.6, 3.7, 11.6, or parts thereof, shall, without limitation thereto, be deemed a material breach.

3.8
Business Plan and Timetable.  OMNI understands and acknowledges that commercial maximization of the sale of the LICENSED PRODUCTS and sub-licensing of the LICENSED TECHNOLOGY is extremely important to BIO HOLDING, and that BIO HOLDING is relying on OMNI’s efforts in these endeavors.  Accordingly, the Parties shall meet as soon as reasonably possible, but no less than ninety (90) days from the Execution Date of this Agreement to develop a timetable to achieve commercialization of LICENSED PRODUCTS and/or sub-licensing of LICENSED TECHNOLOGY in the FIELD OF USE as soon as reasonably possible and will meet regularly thereafter to update such plans and timetable.  OMNI shall use its best good faith efforts to follow the plans and timetables and the updated plans and timetable to achieve the objectives set forth therein.

ARTICLE IV
LICENSED PATENTS

4.1	Ownership. BIO HOLDING shall own all BIO HOLDING Technology including the LICENSED PATENTS.

4.2	Intellectual Property and Discoveries.

(a)
During the term of this Agreement, OMNI shall inform BIO HOLDING on a timely basis and no less frequently than each calendar four month period of any discoveries, inventions and know-how advances made by OMNI that utilize or improve the LICENSED TECHNOLOGY.

(b)
During the term of this Agreement, BIO HOLDING shall inform OMNI on a timely basis and no less frequently than each calendar four month period of any discoveries, inventions and know-how advances made by BIO HOLDING that utilize or improve the LICENSED TECHNOLOGY.

4.3
Patent Warranties and Disclaimers.  BIO HOLDING represents and warrants to OMNI that, to the best of BIO HOLDING’s knowledge and belief, as of the Effective Date BIO HOLDING has the right to grant the License; that the Licensed Patents listed on Exhibit B are owned by BIO HOLDING; and that BIO HOLDING is not aware of any claims by third parties to an ownership interest in the Licensed Patents.  BIO HOLDING does not, however, warrant that a claim does not exist in a third party’s patent that may be infringed by OMNI’s manufacture, use, import, or sale of Licensed Products or practice of Licensed Methods.

4.4
Expenses of Patent Filing, Prosecution and Maintenance.  The expense of filing, prosecuting and maintaining further patents and patent applications directed to LICENSED TECHNOLOGY and LICENSED PRODUCTS, including continuation-in-part patent applications thereof and additional foreign filings, shall be paid by OMNI.  Such filings shall be considered exclusively licensed to OMNI by BIO HOLDING under the terms of this Agreement.  In the event that OMNI withholds approval for any expenditures which would have the effect of ceasing support for the preparation, prosecution or maintenance of a Licensed Patent, and BIO HOLDING desires to continue the preparation, prosecution or maintenance of such Licensed Patent, BIO HOLDING shall have the right to pursue such preparation, prosecution or maintenance at its own expense.  Patents which are obtained or maintained by BIO HOLDING at its own expense shall be excluded from the scope of the LICENSE.

4.5
Defense.  BIO HOLDING, at its sole discretion and option, may protect, where it reasonably determines that it is commercially advisable to do so after consultation with OMNI, the LICENSED TECHNOLOGY against any third party who infringes the LICENSED PATENTS or wrongfully uses trade secrets to develop, manufacture, use, import, or sell a LICENSED PRODUCT or practice a LICENSED TECHNOLOGY for which OMNI has a LICENSE under this AGREEMENT.

4.6
Recovery. In the event BIO HOLDING institutes an action at its expense against third party infringers with respect to LICENSED PRODUCT or LICENSED TECHNOLOGY, or takes appropriate action to defend the LICENSED TECHNOLOGY, OMNI hereby agrees to cooperate fully with BIO HOLDING. Any recovery obtained by BIO HOLDING as a result of such proceeding or other actions, whether obtained by settlement or otherwise, shall be allocated in the following order of priority until all of the recovery has been allocated:  (1) reasonable expenses incurred by BIO HOLDING, including costs and reasonable attorneys’ fees; (2) reasonable expenses incurred by OMNI in assisting in such action (including reasonable attorneys’ fees); and (3) the remainder shall be paid to BIO HOLDING and OMNI in equal amounts. In the event any settlement or judgment entails the payment of royalties on an ongoing basis, such payments shall be payable to OMNI and BIO HOLDING in equal amounts.

4.7
OMNI Litigation.  If within ninety (90) days of becoming aware of the infringement of the LICENSED TECHNOLOGY, BIO HOLDING decides not to institute an infringement suit or take other reasonable action to protect the LICENSED TECHNOLOGY, OMNI shall have the right to institute such suit or take other appropriate action at its own expense in the name of BIO HOLDING or OMNI or both.  In such event, BIO HOLDING shall reasonably cooperate with OMNI in its efforts to protect the LICENSED TECHNOLOGY.  Any recovery obtained by OMNI as a result of such proceeding, by settlement or otherwise, shall be allocated in the following order of priority until all of the recovery has been allocated:  (1) reasonable expenses incurred by OMNI, including costs and reasonable attorneys’ fees; (2) reasonable expenses incurred by BIO HOLDING in assisting in such action (including reasonable attorneys’ fees); (3) the remainder shall be payable to OMNI and BIO HOLDING in equal amounts.  In the event any settlement or judgment entails the payment of royalties on an ongoing basis, such payments shall be payable to OMNI and BIO HOLDING in equal amounts.

4.8
First Right of Refusal.  OMNI shall have the first right of refusal to license any BIO HOLDING Technology that is not part of this AGREEMENT.  If OMNI does not elect to license the offered BIO HOLDING Technology within forty-five (45) days of being offered, BIO HOLDING shall be free to negotiate a license with any third party for that particular BIO HOLDING Technology.

ARTICLE V
WAIVER

No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VI
TERM AND TERMINATION OF AGREEMENT

6.1	Term. This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.

6.2
Termination.  Either Party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other Party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Article 6.2 and such termination shall be without prejudice to any other rights or claims the aggrieved Party may have against the other Party.  Termination shall not affect any obligation owed by either Party to the other prior to the termination.  Such termination shall become effective at the end of such thirty days, unless the breaching party shall fully cure such breach, default, or other defect of performance during said thirty days.

6.3
Dissolution or Bankruptcy.  In the event OMNI becomes involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that OMNI discontinues business for any reason, this AGREEMENT shall terminate immediately.

6.4	Survival. Articles I, VII, IX and 10.3 shall survive the termination of this AGREEMENT.

ARTICLE VII
CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

7.1
Disclosure and Use.  The Parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by the Parties (“Disclosing Party”) to another Party (“Receiving Party”) constitutes the confidential and proprietary information of the Disclosing Party and the Receiving Party agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case shall the degree of care be less than reasonable care. The Receiving Party shall use CONFIDENTIAL INFORMATION of the Disclosing Party only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party without the Disclosing Party’s express written consent. The Receiving Party shall disclose the Disclosing Party’s CONFIDENTIAL INFORMATION only to those employees and contractors of the Receiving Party who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the Receiving Party containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein.

7.2
Permitted Use and Disclosures.  Each party hereto may use or disclose CONFIDENTIAL INFORMATION disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, stock exchange rules, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

7.3	Confidentiality Exceptions. Notwithstanding the foregoing, each Party’s confidentiality obligations hereunder shall not apply to information which:

(i)	is already known to the Receiving Party prior to disclosure by the Disclosing Party;
(ii)	becomes publicly available without fault of the Receiving Party;
(iii)	is rightfully obtained by the Receiving Party from a third party without restriction as to disclosure, or is approved for release by written authorization of the Disclosing Party;
(iv)	is developed independently by the Receiving Party without use of or access to the Disclosing Party’s CONFIDENTIAL INFORMATION; or
(v)
is required to be disclosed by law or governmental regulation, provided that the Receiving Party provides reasonable notice to Disclosing Party of such required disclosure and reasonably cooperates with the Disclosing Party in limiting such disclosure.

7.4	Publicity and Press Releases. Neither Party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other Party.

ARTICLE VIII
NOTICE

Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to OMNI, addressed to:
Attn: ____________________
_________________________
_________________________
or, if given or rendered to BIO HOLDING, addressed to:
William L. Israel, Jr.
1302 Nash Street N,
Wilson, North Carolina 27893-2364
with a copy to:
Don D. Cha
Hamilton DeSanctis & Cha, LLP
225 Union Blvd.
Suite 305
Lakewood, CO 80228
or, in any case, to such changed address or person as BIO HOLDING or OMNI shall have specified to the other by written notice.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

9.1
BIO HOLDING represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to OMNI the license and other rights as set forth herein, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by BIO HOLDING, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

9.2	BIO HOLDING represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of BIO HOLDING.

9.3
OMNI represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by OMNI, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties’ performance hereunder would violate, breach, or cause a default.

9.4	OMNI represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of OMNI.

9.5
Indemnification.  OMNI agrees to hold BIO HOLDING harmless from any claims by third parties arising from a) the manufacture, performance, use, sale, importation, or other disposition of LICENSED PRODUCTS or LICENSED TECHNOLOGY by OMNI, and OMNI shall be fully responsible for all aspects of developing expertise and proficiency with regard to manufacture, performance, use, and sale, of LICENSED PRODUCTS and in this respect it shall indemnify, hold harmless, and defend BIO HOLDING, and BIO HOLDING’s officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys’ fees and court costs arising out of or in connection with: a) the design, development, manufacture, use, performance, or sale of LICENSED TECHNOLOGY or LICENSED PRODUCTS; or b) the failure to perform any obligations or responsibilities under this AGREEMENT.

9.6
Disclaimer of Warranties.  Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

9.7
Limitation of Liability.  EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE III OR FOR LIABILITY FOR BREACH OF ARTICLE VII, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

9.8	Nothing contained in this AGREEMENT shall be construed as:

(i)	a warranty or representation by BIO HOLDING as to the validity or scope of any LICENSED PATENT; or
(ii)
a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

(iii)	an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or
(iv)	conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or
(v)	conferring by implication, estoppel or otherwise, upon OMNI, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

ARTICLE X

[RESERVED]

ARTICLE XI
MISCELLANEOUS

11.1
Service Literature.  OMNI shall prominently display on any literature or other materials (in paper, electronic or other format) distributed with or about any LICENSED TECHNOLOGY, a notice indicating that the LICENSED TECHNOLOGY is provided pursuant to a license from BIO HOLDING under the LICENSED PATENTS, which patents are owned by BIO HOLDING.

11.2
Copies of Literature.  OMNI shall provide BIO HOLDING with copies of literature, bulletins, and other customer materials, such as copies of web pages or other electronic information used in connection with LICENSED TECHNOLOGY prior to the public release of such information.

11.3
Acknowledgement Regarding Validity and Enforceability.  OMNI hereby acknowledges that the LICENSED PATENTS are valid and enforceable and that all right, title and interest in the LICENSED PATENTS belong to BIO HOLDING.  OMNI agrees that it will not: (i) attack the title or right of BIO HOLDING in and to the LICENSED PATENTS, (ii) attack the validity or enforceability of the LICENSED PATENTS, (iii) attack the validity or enforceability of this AGREEMENT, or (iv) induce, encourage or assist others in doing the foregoing.

11.4
Construction.  This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

11.5
Notice Regarding Infringement.  OMNI shall promptly notify BIO HOLDING of any third party that it reasonably believes to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to BIO HOLDING any non-confidential information it has in support of such belief.  OMNI agrees to use its commercially reasonable best efforts to cooperate, at BIO HOLDING’s expense, with BIO HOLDING in any action for infringement of a LICENSED PATENT brought by BIO HOLDING.

11.6
Best Efforts.  OMNI understands and acknowledges that market presence and the royalties payable under Article 3.3 are an important factor in BIO HOLDING’s decision to enter into this AGREEMENT.  Accordingly, OMNI covenants that it will, in good faith, (i) commit itself to a thorough vigorous, and diligent program of exploiting the LICENSED TECHNOLOGY in accordance with the best business customs of the applicable industry or industries, so that full utilization of the LICENSED TECHNOLOGY will result; and (ii) use its commercially reasonable best efforts to develop expertise and proficiency in the manufacture, use, performance and sale of LICENSED TECHNOLOGY in the FIELD OF USE.

11.7
Markings.  OMNI shall use markings as BIO HOLDING may reasonably request from time to time, including, but not limited to, marking the LICENSED TECHNOLOGY and/or documentation related thereto with patent number(s).

11.8
Modification.  This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

11.9
Choice of Law.  This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of Colorado.

11.10
Forum Selection.  The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT shall be in Denver County, Colorado  and the parties hereto submit and consent to jurisdiction and venue in Denver County, Colorado except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of Colorado

11.11
Arbitration.  Notwithstanding Article 11.10 above, other than injunctive relief or pre-award attachment of assets which may, but need not be, pursued in a court of law, the parties agree that any controversy or claim arising out of or in connection with this AGREEMENT shall be submitted to binding arbitration in Denver County, Colorado pursuant to the Rules of Arbitration of the American Arbitration Association (AAA) by an arbitral tribunal comprised of three arbiters.  Each party shall nominate one arbiter appointed in accordance with the Rules.  If a party fails to nominate an arbiter within thirty (30) days from the date on which the claimant’s demand for arbitration has been communicated to the other party, the AAA shall make such appointment.  The two arbiters so appointed shall agree upon a third arbiter who shall act as chair of the arbitral tribunal.  If the two arbiters fail to nominate a chair within forty-five (45) days from the second of the two appointments, the AAA shall select the chair.  The language of the arbitration shall be in English.  The parties agree to exclude any right to appeal to any court of law on the merits of the dispute, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the award, either of the parties, or their assets.  The Arbitrator may award reasonable attorneys fees and cost to the prevailing party.

11.12
Equitable Remedies.  OMNI acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT shall result in immediate and irreparable damage to BIO HOLDING.  OMNI also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, BIO HOLDING shall be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.

11.13	Intentionally Omitted

11.14
Relationship of Parties.  The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party.  No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

11.15	Independent Terms. All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

11.16
Severability.  In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be stricken to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

11.17
Headings.  The headings contained within this AGREEMENT are for convenience and reference purposes only.  They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

11.18
Further Assurances.  The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

11.19
Force Majeure.  Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

11.20	Counterparts. This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

[THIS PORTION INTENTIONALLY LEFT BLANK]

IN WITNESS HEREOF, each party hereto acknowledges that the representative named below has the authority to execute this AGREEMENT on behalf of the respective party to form a legally binding contract and has caused this AGREEMENT to be duly executed on its behalf.

BIO HOLDING, INC.	OMNI BIO PHARMACEUTICAL,, INC.
By: ____________________________ Name: ______________________________ Title: ______________________________ Dated: ______________________________	By: ____________________________ Name: ______________________________ Title: ______________________________ Dated: ______________________________

EXHIBIT A

EXHIBIT B
LICENSED PATENTS

U.S. Patent Application No. 12/051,373, filed March 19, 2008, entitled “Methods and Compositions for Treating Diabetes” which is a continuation application of Application 09/518,081 filed on March 03, 2000 and Provisional Application No. 60/127,167, filed March 05, 1999.